                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                             (Amendment No. ___ )*


          TeleCorp PCS, Inc. (f/k/a TeleCorp-Tritel Holding Company)
     ---------------------------------------------------------------------
                               (Name of Issuer)

                Class A Common Stock, $0.01 par value per share
     ---------------------------------------------------------------------
                        (Title of Class of Securities)

                                  879300 10 1
     ---------------------------------------------------------------------
                                (CUSIP Number)

                              Thomas H. Sullivan
                              TeleCorp PCS, Inc.
                         1010 N. Glebe Road, Suite 800
                             Arlington, VA  22201
                                (713) 236-1100
              --------------------------------------------------
         (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               November 13, 2000
     ---------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (S)240.13d-1(e), (S)240.13d-1(f) or (S)240.13d-1(g), check the following box. [X]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas H. Sullivan
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
       OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            2,902,165

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          492,064
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             2,902,165

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          492,064
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,394,229

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      1.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gerald T. Vento
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            4,257,590

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          492,064
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             4,257,590

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          492,064
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      4,749,654

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      2.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      TeleCorp Investment Corp., L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          352,956
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          352,956
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      352,956

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      TeleCorp Investment Corp. II, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          492,064
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          492,064
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      492,064

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Private Equity Investors III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            8,848,318

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             8,848,318

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      8,848,318

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      5.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Equity-Linked Investors-II
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            5,986,705

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             5,986,705

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,986,705

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      3.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Rohit Desai
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 8 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Rohit M. Desai Associates III, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 9 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Rohit M. Desai Associates-II, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 10 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      HCP Capital Fund, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            919,881

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             919,881

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      919,881

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 11 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Hoak Communications Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            10,054,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             10,054,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      10,054,900

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      5.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 12 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James M. Hoak & Co.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 13 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      HCP Investment, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 14 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Hoak Partners LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 15 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James Hoak
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 16 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         ------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Thomas Harrison
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 17 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Frederick Pickering
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 18 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Media/Communications Partners III Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            5,657,726

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             5,657,726

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      5,657,726

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      3.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 19 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Media/Communications Investors Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            265,793

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             265,793

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      265,793

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 20 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      M/C III, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 21 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James Wade
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 22 of 122 pages

==============================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David Croll
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          NONE
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          NONE
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 23 of 122 pages

==============================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Stephen Gormly
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          NONE
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          NONE
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 24 of 122 pages

==============================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Christopher Gaffney
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          NONE
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          NONE
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 25 of 122 pages

==============================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      John Hayes
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          NONE
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          NONE
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 26 of 122 pages

==============================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Peter Claudy
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          NONE
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          NONE
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      NONE
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 27 of 122 pages

==============================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Toronto Dominion Investment, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          3,442,320
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          3,442,320
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      3,442,320
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 28 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Northwood Ventures LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,737,259

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             1,737,259

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,737,259

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      1.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 29 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Northwood Capital Partners LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            319,217

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             319,217

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      319,217

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 30 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Peter Schiff
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 31 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Henry Wilson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 32 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      OneLiberty Fund III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,431,462

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             1,431,462

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,431,462

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 33 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      OneLiberty Fund IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            1,172,312

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             1,172,312

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,172,312

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 34 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      OneLiberty Advisors Fund IV, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            20,373

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             20,373

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      20,373

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .01%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 35 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         ------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      OneLiberty Partners III, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 36 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         ------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      OneLiberty Partners IV, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 37 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         ------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Edwin M. Kania
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 38 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         ------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Steve Ricci
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      NONE
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 39 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         ------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Wireless 2000, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Louisiana
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            163,894

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             163,894

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      163,894

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 40 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         ------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gilde International B.V.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            4,169

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             4,169

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      4,169

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .002%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 41 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CB Capital Investors, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            15,265,692

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          352,956
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             15,265,692

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          352,956
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      15,618,648

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      8.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO (Limited Liability Company)
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 42 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      J.H. Whitney III, L.P., a Delaware limited partnership(I.R.S. Identification No. 06-1503280), the sole general partner of which is J.H. Whitney Equity Partners III, L.L.C., a Delaware limited liability company. The members of J.H. Whitney Equity Partners III, L.L.C. are Peter M. Castleman, Joseph D. Carrabino, Jr., James H. Fordyce, Jeffery
      R. Jay, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware; all individuals are United States citizens
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            6,255,861

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             6,255,861

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      6,255,861

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      3.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 43 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Whitney Strategic Partners III, L.P., a Delaware limited partnership(I.R.S. Identification No. 06-1503276), the sole general partner of which is J.H. Whitney Equity Partners III, L.L.C., a Delaware limited liability company. The members of J.H. Whitney Equity Partners III, L.L.C. are Peter M. Castleman, Joseph D. Carrabino, Jr., James H. Fordyce, Jeffery R. Jay, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware; all individuals are United States citizens
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            150,744

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             150,744

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      150,744

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .08%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 44 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Whitney Equity Partners, L.P., a Delaware limited partnership(I.R.S. Identification No. 06-1445444), the sole general partner of which is J.H. Whitney Equity Partners, L.L.C., a Delaware limited liability company. The members of J.H. Whitney Equity Partners, L.L.C. are Peter M. Castleman, Jeffery R. Jay, William Laverack, Jr., Daniel J. O'Brien and Michael R. Stone.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
5     TO ITEMS 2(d) or 2(e) [_]

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
6
      Delaware; all individuals are United States citizens
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                      7
     NUMBER OF            2,694,260

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY       8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                      9
    REPORTING             2,694,260

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      2,694,260

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      1.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 45 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Trillium PCS, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Mississippi
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            713,800

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             713,800

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      713,800

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      oo
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 46 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dresdner Kleinwort Benson Private Equity Partners LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      New York
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            9,039,798

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             9,039,798

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      9,039,798

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      5.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 47 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Triune PCS,LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Colorado
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            7,861,388

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             7,861,388

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      7,861,388

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      4.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 48 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Kevin Shepherd
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            912

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             912

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      912

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 49 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      J.G. Funding, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Kentucky
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            589,523

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             589,523

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      589,523

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .3%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 50 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David A Jones, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      NONE

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 51 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Saunders Capital Group, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Kentucky
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          56,175
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          56,175
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      56,175

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .03%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 52 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert Saunders
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            NONE

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          56,175
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             NONE

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          56,175
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      56,175

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .03%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 53 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
         -----------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Mon-Cre Wireless, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Alabama
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            180,218

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             180,218

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      180,218

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 54 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ragland Wireless, LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Alabama
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            140,169

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             140,169

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      140,169

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .08%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 55 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Cablevision Services, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Alabama
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            100,121

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             100,121

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      100,121

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .06%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 56 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Hayneville Wireless Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Alabama
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            100,121

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             100,121

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      100,121

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .06%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 57 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Moundville, Communications, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Alabama
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            40,048

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             40,048

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      40,048

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .02%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 58 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      James E. Campbell
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            19,536

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             19,536

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      19,536

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      .01%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 59 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      William M. Mounger, II
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            2,331,577

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          2,621,092
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             2,331,577

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,621,092
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      4,952,669

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      2.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 60 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      E.B. Martin, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            2,331,577

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          701,193
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             2,331,577

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          701,193
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      3,032,770

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 61 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      CIHC, Incorporated
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            17,182,073

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             17,182,073

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,182,073

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      9.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 62 of 122 pages

===========================
CUSIP NO. 879300 10 1              Schedule 13D
          -----------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Conseco, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      OO
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Indiana
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            17,182,073

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          NONE
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             17,182,073

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          NONE
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      17,182,073

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [X]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
13
      9.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                             Page 63 of 122 pages

Item 1    Security and Issuer:
          -------------------

     This statement on Schedule 13D ("Schedule 13D") relates to the class A voting common stock, par value $0.01 per share ("Class A Common Stock"), of TeleCorp PCS, Inc. (f/k/a TeleCorp-Tritel Holding Company), a Delaware corporation ("TeleCorp"). TeleCorp's principal executive office is: TeleCorp PCS, Inc., 1010 N. Glebe Road, Suite 800, Arlington, VA 22201. This Schedule 13D also relates to and can be viewed as an amendment to (i) the statement on
Schedule 13D filed by certain persons or entities reporting pursuant to this
Schedule 13D on July 28, 2000 (the "Initial Schedule 13D") with respect to the Class A Common Stock of TeleCorp Wireless, Inc. (f/k/a TeleCorp PCS, Inc.) ("TeleCorp Wireless"), which is a predecessor to TeleCorp, and (ii) the statement on Schedule 13G filed by certain persons or entities reporting pursuant to this Schedule 13D on February 15, 2000 with respect to Class A Common Stock of Tritel, Inc. ("Tritel").

Item 2.   Identity and Background
          -----------------------

     The name and state of formation or citizenship, as applicable, of each person or entity reporting pursuant to this Schedule 13D (each, a "Reporting Person") is herein incorporated by reference to questions 1 and 6 on the cover page of each respective Reporting Person. The address and principal business or occupation, as applicable, of each Reporting Person and the name, address, state of formation or citizenship and principal business or occupation, as applicable, of each general partner, manager, member, director or officer of each Reporting Person not previously disclosed on the cover page as a Reporting Person (each, a "Disclosed Party" and collectively, the "Disclosed Parties"), as required by Instruction C to Schedule 13D, is set forth in Item 5 and the corresponding schedules thereto, with the exception of Toronto Dominion Investments, Inc., Wireless 2000, Inc., Gilde Investment, B.V., Cablevision Services, Inc., Hayneville Wireless, Inc., Moundville Communications, Inc., Mon-Cre Wireless, Inc., Ragland Wireless, Inc., Conseco, Inc.,CIHC, Inc. and James E. Campbell which information is set forth on Schedule 1 hereto.
                                  ----------

     During the last five years, no Reporting Person or, to the knowledge of such Reporting Person, any Disclosed Party related to such Reporting Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.
          -------------------------------------------------

     The information set forth in Item 4 of this Schedule 13D is hereby incorporated by reference herein.

                             Page 64 of 122 pages

Item 4.   Purpose of Transaction
          ----------------------

     TeleCorp Wireless, Tritel and AT&T Wireless Services, Inc. entered into an Agreement and Plan of Reorganization and Contribution (the "Reorganization Agreement"), dated as of February 28, 2000. On November 13, 2000, the parties to the Reorganization Agreement consummated the transactions contemplated thereby and TeleCorp Wireless and Tritel combined through a merger of each of TeleCorp Wireless and Tritel into a separate, wholly-owned subsidiary of TeleCorp and simultaneous exchange of capital stock by stockholders of each of TeleCorp Wireless and Tritel for capital stock of TeleCorp (the "Merger"). Each Reporting Persons' acquisition of Class A Common Stock through the exchange was necessary to facilitate the merger of TeleCorp Wireless and Tritel..

     This filing is being made in connection with the acquisition of Class A Common Stock by each Reporting Person through such Reporting Person's exchange of Class A Voting Common Stock of TeleCorp Wireless and/or Tritel upon the consummation of the Merger.

     In addition, AT&T Wireless PCS, LLC ("AT&T Wireless"), who may be deemed a member of the Group (as defined in Item 5), in respect of the Reorganization Agreement, acquired 9,272,740 Shares of Class A Common Stock in exchange for its contribution to TeleCorp of (i) the right to purchase certain wireless rights and commitments in the Midwestern United States, (ii) cash of approximately $20 million and (iii) a two-year extension of the AT&T network membership license agreement, through July 2005, which will include all of the people covered by the licenses owned by TeleCorp. AT&T Wireless' acquisition of Class A Common Stock is 1) incidental to the consummation of the Merger and 2) in respect of the Contribution.

     Except as set forth above, the Reporting Persons do not have any plans or proposals that relate to or would result in any of the matters referred to in items (a) through (j) of Item 4 of Schedule 13D.

Item 5.   Interest in Securities of the Issuer
          ------------------------------------

     (a)-(b) The response of each Reporting Person to Items 7 through 13 on each of their respective cover pages which relate to the beneficial ownership of the Class A Common Stock of TeleCorp is incorporated herein by reference and the responses of all Disclosed Parties are set forth on Schedule 1 hereto. All
                                                    ----------
responses are given as of November 13, 2000. The responses are based an outstanding number of shares of Class A Common Stock of 178,557,679, the outstanding number of shares of Class A Common Stock of TeleCorp as of November 13, 2000.

     Certain of the Reporting Persons, set forth on Schedule 5-C hereto, are
                                                    ------------
party to a Stockholders' Agreement dated as of November 13, 2000, as amended (the "Stockholders' Agreement"), pursuant to which such Reporting Persons have agreed, among other things, to vote for certain nominees to TeleCorp's Board of Directors, and as such they may be deemed to be part of a "group" for purposes of Section 13 of the Securities Exchange Act of 1934, as

                             Page 65 of 122 pages
amended, whose members collectively hold more than 5% of TeleCorp's Class A Common Stock (a "Group"). Each Reporting Person disclaims membership in any Group and disclaims beneficial ownership of any shares of stock held by any of the other parties to the Stockholders' Agreement or any member of a Group that might be attributed to them by reason of the Stockholders' Agreement. The filing of this Schedule 13D shall not be construed as an admission that the Reporting Person is the beneficial owner of such shares or that the Reporting Person and any of such other stockholders' constitute such a person or group. Each Reporting Person is not responsible for the accuracy of any information filed in this Schedule 13-D relating to any Reporting Person other than itself and its related persons or entities.

     Additional information regarding the beneficial ownership of certain of the Reporting Persons is listed below.

Thomas H. Sullivan, Executive Vice President and Chief Financial Officer of TeleCorp

          The shares beneficially held by Thomas H. Sullivan consist of 492,064 shares of Class A Common Stock held by TeleCorp Investment Corp. II, L.L.C., 2,899,965 shares of Class A Common Stock held by Mr. Sullivan, and 2,200 shares of Class A Common Stock held by Mr. Sullivan's spouse. Mr. Sullivan serves as a manager and is the manager of a member of TeleCorp Investment Corp. II, L.L.C. and disclaims beneficial ownership of all of the shares of TeleCorp stock held by TeleCorp Investment Corp II, L.L.C. and his spouse. Mr. Sullivan's business address is c/o TeleCorp PCS, Inc., 1010 N. Glebe Road, Arlington, VA 22201.

Gerald T. Vento, Chief Executive Officer of TeleCorp

          The shares beneficially held by Gerald T. Vento consist of 492,064 shares of Class A Common Stock held by TeleCorp Investment Corp. II, L.L.C. and 4,257,590 shares of Class A Common Stock held by Mr. Vento. Mr. Vento serves as a manager and is a member of TeleCorp Investment Corp. II, L.L.C. Mr. Vento disclaims beneficial ownership of all of the shares of TeleCorp stock held by TeleCorp Investment Corp. II, L.L.C. Mr. Vento's business address is c/o TeleCorp PCS, Inc., 1010 N. Glebe Road, Arlington, VA
     22201.

TeleCorp Investment Corp., L.L.C.
TeleCorp Investment Corp. II, L.L.C.

          Both TeleCorp Investment Corp., L.L.C. and TeleCorp Investment Corp. II, L.L.C. are investment vehicles which hold stock in TeleCorp. The principal office address for both entities is c/o TeleCorp PCS, Inc., 1010
     N. Glebe Road, Arlington, VA  22201.

                             Page 66 of 122 pages

Private Equity Investors III, L.P.
Equity-Linked Investors-II
Rohit M. Desai Associates III, LLC
Rohit M. Desai Associates-II
Rohit Desai, Chairman, President and Chief Investment Officer of Desai Capital Management Incorporated

          Private Equity Investors III, L.P. and Equity-Linked Investors-II are engaged in the private equity investing. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is c/o Desai Capital Management, 540 Madison Avenue, New York, NY 10022. Private Equity Investors III, L.P. and Equity-Linked Investors-II may be deemed to beneficially own the shares of TeleCorp stock held by the other. These shares may also be deemed to be beneficially owned by Rohit Desai, who is the managing member of the Rohit M. Desai Associates III, LLC, the general partner of Private Equity Investors III, L.P., the general partner of Rohit M. Desai Associates-II, the general partner of Equity-Linked Investors-II. Each of Private Equity Investors III, L.P., Equity-Linked Investors-II, Rohit M. Desai Associates III, LLC, Rohit M. Desai Associates-II and Mr. Desai disclaim beneficial ownership of all of the shares of TeleCorp stock held by the other.

HCP Capital Fund, L.P.
Hoak Communications Partners, L.P.
James M. Hoak & Co.
HCP Investment, L.P.
Hoak Partners LLC
James Hoak, Principal of Hoak Capital Corporation
Thomas Harrison, Principal of Hoak Capital Corporation
Frederick Pickering, Principal of Hoak Capital Corporation

          HCP Capital Fund, L.P. and Hoak Communications Partners, L.P. are engaged in the venture capital business. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is c/o Hoak Capital Corporation, One Galleria Tower, 13355 Noel Road, Suite 1050, Dallas, Texas 75240. HCP Capital Fund, L.P. and Hoak Communications Partners, L.P. may be deemed to beneficially own the shares of TeleCorp stock held by the other. These shares may also be deemed to be beneficially owned by (i) James Hoak, Chairman and controlling stockholder of the James M. Hoak & Co., the general partner of HCP Capital Fund, L.P. and a member of Hoak Partners, LLC, the general partner of HCP Investment, L.P., which is the general partner of Hoak Communications Partners, L.P., and (ii) Thomas Harrison and Frederick Pickering, each of whom is a member of Hoak Partners LLC., the general partner of HCP Investment, L.P., which is the general partner of Hoak Communications Partners, L.P. Each of HCP Capital Fund, L.P., Hoak Communications Partners, L.P., Mr. Hoak, Mr. Harrison and Mr. Pickering disclaim beneficial ownership of all of the shares of TeleCorp stock held by the other.

                             Page 67 of 122 pages

Media/Communications Partners III Limited Partnership
Media/Communications Investors Limited Partnership
M/C III, LLC
David Croll, Managing Partner of M/C Venture Partners
James Wade, Managing Partner of M/C Venture Partners
Stephen Gormly, General Managing Partner of Great Hill Partners
Christopher Gaffney, General Managing Partner of Great Hill Partners John Hayes, General Managing Partner of Great Hill Partners
Peter Claudy, Partner of M/C Venture Partners

          Media/Communications Partners III Limited Partnership and Media/ Communications Investors Limited Partnership are engaged in the venture capital business. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is c/o M/C Venture Partners, 75 State Street, Boston, MA 02109. Media/Communications Partners III Limited Partnership and Media/Communications Investors Limited Partnership may be deemed to beneficially own the shares of TeleCorp stock held by the other. In addition, these shares may also be deemed to be beneficially owned by James Wade, David Croll, Stephen Gormly, Christopher Gaffney, John Hayes and Peter Claudy, each a member of M/C III, LLC, the general partner of Media/Communications Partners III Limited Partnership. Each of Media/Communications Partners III Limited Partnership, Media/Communications Investors Limited Partnership, Mr. Wade, Mr. Croll, Mr. Gormly, Mr. Gaffney, Mr. Hayes and Mr. Claudy disclaim beneficial ownership of all of the shares of TeleCorp stock held by the other.

Northwood Ventures LLC
Northwood Capital Partners LLC
Peter Schiff, Managing Member of Northwood Ventures and Northwood Capital
Partners
Henry Wilson, Managing Member of Northwood Ventures and Northwood Capital
Partners

          Northwood Ventures LLC and Northwood Capital Partners LLC are engaged in the venture capital business. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is c/o Northwood Ventures, 485 Underhill Blvd., Suite 205, Syosset, NY 11791. Northwood Ventures LLC and Northwood Capital Partners LLC may be deemed to beneficially own the shares of TeleCorp stock held by the other. In addition, these shares may also be deemed to be beneficially owned by Peter Schiff and Henry Wilson, each a managing member of each of Northwood Ventures LLC and Northwood Capital Partners LLC. Each of Northwood Ventures LLC, Northwood Capital Partners LLC, Mr. Schiff and Mr. Wilson disclaim beneficial ownership of all of the shares of TeleCorp stock held by the other.

                             Page 68 of 122 pages

OneLiberty Fund III, L.P.
OneLiberty Fund IV, L.P.
OneLiberty Advisors Fund IV, L.P.
OneLiberty Partners III, L.P.
OneLiberty Partners IV, LLC
Ed Kania, General Partner of OneLiberty Partners III, L.P.
Steve Ricci, General Partner of OneLiberty Partners III, L.P.

          OneLiberty Fund III, L.P., OneLiberty Fund IV, L.P. and OneLiberty Advisors Fund IV, L.P. are engaged in the venture capital business. The principal office or business address, as applicable, of each of the persons and entities listed directly above this paragraph is c/o OneLiberty Ventures, 150 Cambridge Park Drive, Boston, MA 02114. OneLiberty Fund III, L.P., OneLiberty Fund IV, L.P. and OneLiberty Advisors Fund IV, L.P. may be deemed to beneficially own the shares of TeleCorp stock held by the other. In addition, these shares may also be deemed to be beneficially owned by Ed Kania and Steve Ricci, each a general partner of OneLiberty Partners III, L.P., the general partner of OneLiberty Fund III, L.P. and each a managing member of OneLiberty Partners IV, LLC, the general partner of each of OneLiberty Fund IV, L.P. and OneLiberty Advisors Fund IV, L.P. Each of OneLiberty Advisors Fund IV, L.P., OneLiberty Partners III, L.P., OneLiberty Partners IV, LLC, Ed Kania and Steve Ricci disclaim beneficial ownership of all of the shares of TeleCorp stock held by the other.

CB Capital Investors, LLC
CB Capital Investors, Inc.

          The shares beneficially held by CB Capital Investors, LLC (formerly CB Capital Investors, L.P.) ("CBCI") consist of 352,956 shares of Class A Common Stock held by TeleCorp Investment Corp., L.L.C., of which CBCI owns a majority membership interest, and 15,265,692 shares of Class A Common Stock held by CBCI.

          CBCI is engaged in the venture capital and leveraged buyout business. The managing member of CBCI is CB Capital Investors, Inc., a Delaware corporation (hereinafter referred to as "CBCI, Inc."), whose principal office is located at c/o Chase Capital Partners, 1221 Avenue of the Americas, 40th Floor, New York, New York 10020. CBCI, Inc. is a wholly owned subsidiary of The Chase Manhattan Bank, a New York corporation (hereinafter referred to as "Chase Bank"), which is a wholly owned subsidiary of The Chase Manhattan Corporation, a Delaware corporation (hereinafter referred to as "Chase"), both of whose principal business offices are located at 270 Park Avenue, 5th Floor, New York, New York 10017. The non-managing member of CBCI is Chase Capital Partners, a New York general partnership (hereinafter referred to as "CCP"). Pursuant to a master advisory agreement, CBCI, Inc. has delegated its management authority of CBCI to CCP. CCP is also engaged in the venture capital and leveraged buyout business. CBCI's and CCP's principal offices are located at the same address as CBCI, Inc.

                             Page 69 of 122 pages

          Set forth below is the name of each general partner of CCP who is a natural person. Each such general partner is a U.S. citizen (except for Messrs. Britts and Meggs, each of whom is a citizen of the United Kingdom, whose principal occupation is serving as general partner of CCP and whose business address (except for Messrs. Britts, Meggs, Soghikian, Stuart and Charles Walker) is c/o Chase Capital Partners, 1221 Avenue of the Americas
     - 40th Floor, New York, New York 10020.

          John R. Baron
          Christopher C. Behrens
          Mitchell J. Blutt, M.D.
          David S. Britts
          Arnold L. Chavkin
          David Gilbert
          Eric Green
          Michael R. Hannon
          Donald J. Hofmann
          Jonathan Meggs
          Thomas Mendell
          Stephen P. Murray
          John M.B. O'Connor
          Robert Ruggiero
          Susan Segal
          Shahan D. Soghikian
          Lindsay Stuart
          Charles Walker
          Jeffrey C. Walker
          Timothy Walsh
          Rick Waters
          Damion E. Wicker, M.D.
          Eric Wilkinson

     Messrs. Britts' and Soghikian's address is c/o Chase Capital Partners, 50 California Street, Suite 2940, San Francisco, CA 94111. Charles Walker's address is One Bush Street, 12th Floor, San Francisco, California 94104. Messrs. Meggs' and Stuart's address is c/o Chase Capital Partners, 125 London Wall, Level 13, London, England EC2Y5AJ. Jeffrey C. Walker is the managing general partner of CCP.

          The remaining general partners of CCP are Chase Capital Corporation, a New York corporation (hereinafter referred to as "Chase Capital"), CCP Principals, L.P., a Delaware limited partnership (hereinafter referred to as "Principals") and CCP European Principals, L.P., a Delaware limited partnership (hereinafter referred to as "European Principals"), each of whose principal office is located at 1221 Avenue of the Americas, 40th Floor, New York, New York 10020. Chase Capital is a wholly-owned subsidiary of Chase. The general partner of each of Principals and European Principals is Chase Capital. Chase Capital, Principals and European Principals are each engaged in the

                             Page 70 of 122 pages
     venture capital and leveraged buyout business. Set forth in Schedule 5-A
                                                                 ------------
     hereto and incorporated herein by reference are the names, business addresses and principal occupations or employment of each executive officer and director of Chase Capital, each of whom is a U.S. citizen.

          Chase Bank is a New York corporation engaged in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule 5-B hereto and incorporated herein by
                                  ------------
     reference are the names, business address, principal occupations or employment's and citizenship of each executive officer and director of Chase Bank. Chase is a Delaware corporation engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule
                                                                        --------
     5-B hereto and incorporated herein by reference are the names, business
     ---
     addresses, principal occupations and employment's of each executive officer and director of Chase, each of whom is a U.S. citizen.

          CB Capital Investors, LLC disclaims beneficial ownership of the shares of TeleCorp stock held by TeleCorp Investment Corp II, L.L.C.

Whitney Equity Partners, L.P.
J.H. Whitney III, L.P.
Whitney Strategic Partners III, L.P.

          The principal business of each of Whitney Equity Partners, L.P., J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. (collectively, the "Whitney Entities") is that of a private investment fund. The principal business of J.H. Whitney Equity Partners, L.L.C. is that of the general partner of Whitney Equity Partners, L.P. The principal business of J.H. Whitney Equity Partners III, L.P. is that of the general partner of each of J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. The principal occupation of each of the members of J.H. Whitney Equity Partners, L.L.C. and J.H. Whitney Equity Partners III, L.L.C. is that of a general partner or member of the general partners of Whitney & Co., the Whitney entities and several other partnerships. The principal office or business address, as applicable, of each of the persons and entities referred to in this paragraph is c/o Whitney & Co.,177 Broad Street, 15th Floor, Stamford, CT 06901. Whitney Equity Partners, L.P., J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. may be deemed to beneficially own the shares of TeleCorp stock held by the others. Each of Whitney Equity Partners, L.P., J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. disclaim beneficial ownership of all of the shares of TeleCorp stock held by the others.

William Mounger, II,  Chairman of TeleCorp
Trillium PCS, LLC

          Trillium PCS, LLC is an investment vehicle which holds stock in TeleCorp. The principal office or business address, as applicable, of each person and entity listed directly above this paragraph is 111 East Capital, Suite 500, Jackson,

                             Page 71 of 122 pages

     Mississippi 39201. The 713,800 shares of Class A Common Stock held by Trillium may be deemed to be beneficially owned by William Mounger the managing member of Trillium. The shares beneficially held by William Mounger, II also include 1,203,363 shares of Class A Common Stock held by M3, LLC, 701,193 shares of Class A Common Stock held by Digital PCS, LLC, 2,331,577 shares of Class A Common Stock held by Mr. Mounger, and 2,736 shares of Class A Common Stock held by Mr. Mounger's children's trust. William Mounger is the managing member of M3, LLC and a stockholder and President of MSM, Inc., the manager of Digital PCS LLC.

E.B. Martin

          The shares beneficially held by E.B. Martin, Jr. consist of 701,193 shares of Class A Common Stock held by by Digital PCS LLC and 2,331,577 shares of Class A Common Stock held by Mr. Martin. Mr. Martin is a stockholder and the Vice President of MSM, Inc., the manager of Digital PCS LLC. Mr. Martin's business address is 111 East Capital, Suite 500, Jackson, Mississippi 39201.

Dresdner Kleinwort Benson Private Equity Partners, L.P.

          The principal business of Dresdner Kleinwort Benson Private Equity Partners, L.P. ("Dresdner") is investing in private companies. The General Partner of Dresdner is Dresdner Kleinword Benson Private Equity, L.L.C. ("Dresdner Private Equity") and the members of Dresdner Private Equity are Alex Coleman, Christopher Wright, Iain Leigh, Jonathan Walker and Richard Wolf. The sole limited partner of Dresdner is Kleinwort Benson General Investment Company, Ltd. The principal office or business address, as applicable, of each of the persons and entities named in this paragraph is 75 Wall Street, 24/th/ Floor, New York, NY 10005.

Triune PCS, LLC
Kevin Shepherd

          The principal business of Triune PCS, LLC ("Triune") is that of a private investment fund. The shares of Class A Common Stock held by Triune may be deemed to be beneficially owned by Kevin Shepherd, who is a member of Triune Private Equity, LLC, the managing member of Triune. Mr. Shepherd, together with his spouse and his childrens' trust, indirectly own 43% economic interest in Triune PCS, LLC and disclaims ownership of the remaining Triune PCS, LLC shares. The principal office or business address, as applicable, of the persons and entities named in this paragraph is 4770 Baseline Road, Suite 380, Boulder, CO 80303.

J.G. Funding, LLC
David A. Jones, Jr.

          The principal business of J.G. Funding, LLC ("JG Funding") is private equity investment. David A Jones, Jr., as manager of Chrysalis Ventures, LLC, the manager

                             Page 72 of 122 pages
     of J.G. Funding, may be deemed to beneficially own the shares of Class A Common Stock held by J.G. Funding. Mr. Jones' principal occupation is in the investment field. The principal office and business address, as applicable, of J.G. Funding, Chrysalis Ventures, LLC and Mr. Jones is 101 South 5th Street, Suite 1650, Louisville, KY 40202.


Saunders Capital Group, LLC
Robert Saunders

          Saunders Capital Group, LLC ("Saunders Capital") is engaged in the venture capital business. The principal office address of Saunders Capital is 101 South 5th Street, Suite 1650, National City Tower, Louisville, KY 40202. These shares may be deemed to be beneficially owned by Robert Saunders, the managing member of Saunders Capital. Mr. Saunders principal occupation is in the venture capital field.


(c) Except as otherwise set forth herein, no Reporting Person nor, to the knowledge of the Reporting Persons, any of the Disclosed Parties, has executed transactions in the Class A Common Stock during the past 60 days.

(d) With respect to any TeleCorp Class A Common Stock held by a Reporting Person, there is no person that has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such stock other than such Reporting Person.

(e)  Not applicable.

Item 6.   Contracts, Arrangements, Understandings or Relationships with Respect
          ---------------------------------------------------------------------
          to Securities of the Issuer
          ---------------------------

     Pledge of Stock. Under a Securities Purchase Agreement, dated as of January 23, 1998, as amended, among certain Reporting Persons/1/ (collectively, the "Pledgor Investors"), AT&T Wireless and TeleCorp Wireless (the "January Securities Purchase Agreement"), in exchange for shares of TeleCorp Wireless Class A Voting Common Stock, Class C Common Stock, Class D Common Stock, Voting Preference Common Stock, Series A Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock (collectively, the "TeleCorp Wireless Capital Stock"), TeleCorp received, in part, an aggregate commitment of $128.0 million and an additional $5 million upon TeleCorp's closing of an acquisition of a PCS license covering populations of one million or more people (which was satisfied on April 20, 1999) from the Pledgor Investors which such Pledgor Investors agreed to fund over a three-year period ending July 17, 2001.

__________________

/1/ CB Capital Investors, L.P., Equity-Linked Investors-II, L.P., Private Equity Investors III, L.P., Hoak Communications Partners, L.P., HCP Capital Fund, L.P., Whitney Equity Partners, L.P., J.H. Whitney III, L.P., Whitney Strategic Partners III, L.P., Media/Communications Investors Limited Partnership, Media/Communications Partners III Limited Partnership, OneLiberty Fund III, L.P., OneLiberty Fund IV, L.P., Northwood Ventures LLC, Northwood Capital Partners LLC and Toronto Dominion Investments, Inc.

                             Page 73 of 122 pages

     Pursuant to a certain stock purchase agreement dated March 30, 1999 by and among the Pledgor Investors, Messrs. Vento and Sullivan, Puerto Rico Acquisition Corp. and TeleCorp Wireless (the "May Securities Purchase Agreement"), TeleCorp sold to such Pledgor Investors 39,997 shares of its Series C Preferred Stock and 12,358,950 shares of its Class A Voting Common Stock in exchange for an aggregate commitment of $40.0 million in cash which such Pledgor Investors agreed to fund over a three-year period ending in March 2002.

     Each of the Pledgor Investors retained currently have the right to vote all of the shares of TeleCorp Wireless Capital Stock held by it which have voting rights. However, substantially all of the shares of TeleCorp Wireless Capital Stock held by each Pledgor Investor were pledged to TeleCorp Wireless to secure such Pledgor Investor's entire commitment under both the January Securities Purchase Agreement and May Securities Purchase Agreement. The shares of TeleCorp Capital Stock exchanged for such pledged stock upon the consummation of the merger will remain pledged and may be taken by TeleCorp in satisfaction of such commitments if such Pledgor Investor fails to satisfy its purchase commitment under either agreement.

     Stockholders' Agreement. The Reporting Persons listed on Schedule 5-C
                                                              ------------
hereto are party to the Stockholders' Agreement. The following description of the Stockholders' Agreement is qualified in its entirety by reference to the Stockholders' Agreement (which is attached as an exhibit hereto and incorporated herein by reference) and the detailed description of the Stockholders' Agreement contained in the TeleCorp's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 20, 2000.

     Pursuant to the terms of the Stockholders' Agreement, each of the parties thereto has agreed to vote all of the shares of Class A Common Stock and Voting Preference Stock to cause the election of fourteen individuals (two of whom have only one-half vote) to the TeleCorp's board, including:

          (i) Mr. Gerald T. Vento and Mr. Thomas H. Sullivan, so long as each remains an officer of TeleCorp and the Management Agreement between the TeleCorp and TeleCorp Management Corp. remains in effect;

                              Page 74 of 122 pages

          (ii) two individuals selected by holders of a majority in interest of the Class A Common Stock beneficially owned by certain of TeleCorp Wireless' initial investors other than AT&T Wireless;

          (iii) two individuals selected by holders of a majority in interest of the Class A Common Stock beneficially owned by certain of Tritel's initial investors other than AT&T Wireless;

          (iv) two individuals selected by AT&T Wireless in its capacity as the holder of the TeleCorp's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock so long as AT&T Wireless has the right to designate each such director in accordance with the TeleCorp's amended and restated certificate of incorporation, as amended; and

          (v) six individuals designated by the holders of Voting Preference Common Stock, which include (1) one individual who must be reasonably acceptable to AT&T Wireless; (2) two individuals who will be Mr. E.B. Martin, Jr. and Mr. William Mounger, II, so long as each remains an officer and employee of the TeleCorp, or two individuals who must be reasonably acceptable to Messrs. Martin and Mounger, each individual in each case having one-half vote on all matters requiring a vote of the board of directors; and (3) three individuals who must be reasonably acceptable to holders of a majority in interest of Class A Common Stock beneficially owned by AT&T Wireless, on the one hand, and the initial investors of TeleCorp Wireless and Tritel, on the other hand, so long as such initial investors remain entitled to designate at least two directors, or, if they are not so entitled, by the remaining board of directors.

     In addition to providing for the designation of the initial fourteen members of the board of directors, the Stockholders' Agreement provides for certain limitations on the designation of members of the board of directors as follows:

     In the event that Mr. Martin ceases to be an officer or employee of the TeleCorp, Mr. Martin will resign or be removed from the board of directors, and in the event that Mr. Mounger ceases to be an officer or employee of the TeleCorp and either the number of shares of common stock beneficially owned by Messrs. Mounger and Martin falls below seventy percent of the number of shares of the TeleCorp common stock beneficially owned by them on the date of closing of the consummation of the Reorganization Agreement, or two years elapse from the date of the closing of the consummation of the Reorganization Agreement, Mr. Mounger will resign or be removed from the board of directors. Following the first resignation or removal of either Mr. Martin or Mr. Mounger, the board of directors will be reduced by one, the remaining individual board of director's seat will have one vote on all matters requiring vote of the board of directors, and any nominated director requiring the approval of Messrs. Martin and Mounger will only require the approval of whoever remains as director. In the event that neither Mr. Martin nor Mr. Mounger remains on the board of directors, the number of directors designated by the holders of the voting preference common stock who require approval by Messrs. Martin and Mounger will be reduced to zero, and the number of directors designated by the holders of the Voting Preference Stock and acceptable to holders of a majority in interest of Class A Common

                              Page 75 of 122 pages

Stock beneficially owned by AT&T Wireless, on the one hand, and initial TeleCorp Wireless and Tritel investors other than AT&T Wireless, on the other hand, will be increased to four.

     In the event that Messrs. Vento or Sullivan shall cease to be an officer of the TeleCorp, or the management agreement between the TeleCorp and TeleCorp Management Corp. ceases to be in full force and effect, Mr. Vento or Mr. Sullivan, as applicable, will resign or be removed from the board of directors and the holders of the Voting Preference Stock will select a replacement or replacements who must be acceptable to a majority in interest of the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless, in its sole discretion. In the event that AT&T Wireless ceases to be entitled to designate directors, the director or directors elected by AT&T Wireless will resign or be removed from the board of directors and the remaining directors will take action so that the number of directors constituting the entire board of directors will be reduced accordingly.

     The number of directors the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless will be permitted to designate will be reduced when the number of shares of common stock beneficially owned by the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless on a fully diluted basis falls below:

     (i) 85% of the number of shares of common stock beneficially owned by such investors as of the consummation of the Reorganization Agreement;

     (ii) 70% of the number of shares of common stock beneficially owned by such investors as of the consummation of the Reorganization Agreement;

     (iii) 60% of the number of shares of common stock beneficially owned by such investors as of the consummation of the Reorganization Agreement;

     (iv) 50% of the number of shares of common stock beneficially owned by such investors as of the consummation of the Reorganization Agreement;

such that the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless in both TeleCorp Wireless and Tritel will be permitted to designate three, two, one and zero directors, respectively; provided, however, that the reductions in the board of directors may not take place or may be delayed if certain initial TeleCorp Wireless and Tritel investors other than AT&T Wireless hold or maintain a specified percentage of common stock as set forth in the Stockholders' Agreement.

     In each instance in which the number of directors the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless are entitled to designate is reduced, the director designated by the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless beneficially owning the smallest percentage of shares of common stock then owned by any of the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless whose designees then remain as directors designated will resign or be removed from the board of directors and the size of the board of directors will be reduced accordingly. In the event that either: (i) the number of directors the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless are entitled to designate falls below two or (ii) both of the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless entitled to designate the last two directors that initial

                              Page 76 of 122 pages

TeleCorp Wireless and Tritel investors other than AT&T Wireless may designate cease to beneficially own at least 75% of the number of shares of common stock beneficially owned by them as of the consummation of the Reorganization Agreement, the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless will no longer be entitled to approve any designation of directors nor approve any director that replaces Messrs. Vento or Sullivan on the board of directors.

     The Stockholders' Agreement restricts the sale, transfer or other disposition of capital stock, such as by giving rights of first offer and tag along rights and also provides for demand and "piggyback" registration rights.

     If one of the stockholders who is a party to the Stockholders' Agreement desires to transfer any or all of its shares of common stock, other than Voting Preference Stock and Class C Common Stock, the selling stockholder must first give written notice to the TeleCorp and: (i) if the selling stockholder is one of the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless or any other stockholder who is a party to the Stockholders' Agreement, to AT&T Wireless and (ii) if the selling stockholder is AT&T Wireless, to every other initial TeleCorp Wireless and Tritel investor that is a party to the Stockholders' Agreement.

     The stockholders who receive notice from the selling stockholders may acquire all, but not less than all, of the shares offered to be sold at the price offered by the selling stockholder. If none of the stockholders opts to purchase the shares of the selling stockholder, the selling stockholder can sell its shares to any other person on the same terms and conditions as originally offered to the stockholders. The right of first offer does not apply to the TeleCorp's repurchase of any shares of its Class A Voting Common Stock or Class E Preferred Stock from one of its employees in connection with the termination of the employee's employment with the TeleCorp.

     A stockholder subject to the Stockholders' Agreement may not transfer 25% (on a fully diluted basis as calculated under the Stockholders' Agreement) or more of any of the shares of stock, whether alone or with other stockholders or whether in one transaction or a series of transactions, unless the proposed transfer includes an offer to AT&T Wireless, the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless and Mr. Vento and Mr. Sullivan to join in the transfer in accordance with the procedures included in the Stockholders' Agreement regarding the inclusion of other stockholders in the proposed transfer.

     Stockholders who are parties to the Stockholders' Agreement also have certain demand and piggyback registration rights. In some circumstances, such stockholders may demand that the TeleCorp register some or all of their securities with the SEC under the Securities Act of 1933. Also, if the TeleCorp proposes to register any shares of its Class A Common Stock or securities convertible into or exchangeable for Class A Common Stock with the SEC under the Securities Act of 1933, the TeleCorp must notify stockholders party to the Stockholders' Agreement of the TeleCorp's intention to do so, and such stockholders may include in the registration their shares of Class A Common Stock or securities convertible into or exchangeable for Class A Common Stock, subject to certain cutback provisions based on limitations on the number of shares that may be offered as determined by the underwriters in the offering.

                              Page 77 of 122 pages

     Furthermore, in the Stockholders' Agreement, each party agrees not to effect any public sale or distribution of Class A Common Stock or a similar security, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, Rule 145 or Rule 144A under the Securities Act of 1933 during the 90 day period beginning on the effective date of the Merger, and additionally during such period commencing upon the filing of the registration statement for the offering described in the next paragraph (provided that the registration statement for such offering is filed within 60 days of the effective date of the Merger) and continuing so long as the TeleCorp is using commercially reasonable efforts to pursue such registration until such registration becomes effective, and for such additional period of time as is reasonably requested by the managing underwriter(s) of the offering described in the next paragraph, unless such sale or distribution is effected through the offering described in the next paragraph.

     In the Stockholders' Agreement, the TeleCorp agrees to use commercially reasonable efforts to file a registration statement giving rise to a piggyback registration relating to the Class A Common Stock within 60 days of the effective date of the Merger and have such registration statement declared effective within 150 days of the effective date of the Merger; provided, however, that the TeleCorp has agreed to include no more than 50% of newly issued shares in such offering, or $150 million, up to the first $300 million registered in such offering and thereafter no more than the 30% of the incremental shares registered by the TeleCorp as primary for offerings over and above $300 million.

     In addition to the approval of the TeleCorp's senior lenders, the terms of the Stockholders' Agreement may be amended only if agreed to in writing by the TeleCorp and the beneficial holders of a majority of the Class A Common Stock party to the Stockholders' Agreement, including AT&T Wireless, 66 2/3% of the Class A Common Stock beneficially owned by the initial TeleCorp Wireless and Tritel investors other than AT&T Wireless, and 66 2/3% of the Class A Common Stock beneficially owned by Mr. Vento and Mr. Sullivan.

     The stockholders' agreement will terminate upon the earliest to occur of:
(i) the receipt of the written consent of each party, (ii) July 17, 2009 and
(iii) the date on which a single stockholder beneficially owns all of the outstanding shares of Class A Common Stock.



     Right of First Refusal Side Letter Agreement. On November 13, 2000, AT&T Wireless entered into letter agreements with each of Messrs. Vento and Sullivan (each, a "Management Stockholder"), pursuant to which each Management Stockholder agreed to certain restrictions on transfer on such Management Stockholder's shares of Voting Preference Stock, Class C Common Stock and Class D Common Stock of TeleCorp. Among other things, each Management Stockholder agreed that he would not transfer any such shares without first offering such shares to AT&T Wireless on the same price and terms. The letter agreements provide that such rights of first refusal are applicable to certain pledges of such shares as well as other transfers. The letter agreements provide that any purchase by AT&T Wireless pursuant to such rights of first refusal may, at AT&T Wireless' option, be made in cash or shares of AT&T Wireless Group Tracking Stock, at the option of AT&T Wireless. The letter agreements expire on July 17, 2003.

                              Page 78 of 122 pages

     Management Agreement. Under a three year Management Agreement dated November 13, 2000, TeleCorp Management Corp. assists TeleCorp with various services and provides the services of Mr. Vento and Mr. Sullivan in connection with the performance of TeleCorp Management Corp.'s obligations under the Management Agreement. Certain shares of TeleCorp's Class A Common Stock and Series E Preferred Stock held by Messrs. Vento and Sullivan are subject to vesting under the Management Agreement. Messrs. Vento and Sullivan currently have the right to vote all of the shares of TeleCorp Capital Stock held by them which have voting rights. However, TeleCorp is obligated to repurchase from Mr. Vento and Mr. Sullivan, and they are required to sell to TeleCorp, following the termination of the Management Agreement for any reason, up to an aggregate of 5,764,595 shares of Class A Common Stock and up to an aggregate of 18,219 shares of Series E Preferred Stock held collectively by Mr. Vento and Mr. Sullivan that have not yet vested.



Item 7.     Material to be Filed as Exhibits
            --------------------------------
 2.1 Agreement and Plan of Reorganization and Contribution, dated as of February 28, 2000, among TeleCorp PCS Inc. (TeleCorp I), Tritel, Inc. and AT&T Wireless Services, Inc. (incorporated by reference to TeleCorp Wireless' Form 8-K (File No. 000-27901), filed with the SEC on March 15, 2000).

 3.1 Amended and Restated Certificate of Incorporation, TeleCorp PCS, Inc. (f/k/a TeleCorp-Tritel Holding Company) (incorporated by reference to TeleCorp's Registration Statement on Form S-8 (File No. 333-49792), filed with the SEC on November 13, 2000).

 3.2 Certificate of Amendment of Certificate of Incorporation of TeleCorp PCS, Inc. (incorporated by reference to the Issuer's Form 8-K (File No. 333-36954), filed with the SEC on November 13, 2000).

10.1 Securities Purchase Agreement by and among TeleCorp PCS, Inc., AT&T Wireless PCS Inc, TWR Cellular, Inc. and certain Cash Equity Investors, TeleCorp Investors and Management Stockholders identified, dated as of January 23, 1998 (incorporated by reference to TeleCorp Wireless' Registration Statement on Form S-4 (File No. 333-81313), originally filed with the SEC on June 22, 1999).

10.2 Puerto Rico Stock Purchase Agreement by and among TeleCorp PCS, Inc., Puerto Rico Acquisition Corp. and certain Management Stockholders and Cash Equity Investors, dated as of March 30, 1999 (incorporated by reference to TeleCorp Wireless' Registration Statement on Form S-4 (File No. 333-81313), originally filed with the SEC on June 22, 1999).

10.3 Stockholders' Agreement, dated as of November 13, 2000, by and among AT&T Wireless PCS, LLC, Cash Equity Investors, Management Stockholders and other Stockholders identified therein, and TeleCorp PCS, Inc. (incorporated by reference to TeleCorp's Form 8-K (File No. 333-36954), filed with the SEC on November 13,

                              Page 79 of 122 pages

          2000).

10.4 Letter Agreement by and between AT&T Wireless Services, Inc. and Gerald T. Vento dated November 13, 2000 (incorporated by reference to the TeleCorp PCS, Inc. Form 13D filed by AT&TCorp. (File No. 00558279), filed with the SEC on November 27, 2000).

10.5 Letter Agreement by and between AT&T Wireless Services, Inc. and Thomas H. Sullivan dated November 13, 2000 (incorporated by reference to the TeleCorp PCS, Inc. Form 13D filed by AT&TCorp. (File No. 00558279), filed with the SEC on November 27, 2000).

10.6 Management Agreement by and between TeleCorp Management Corp. and TeleCorp PCS, Inc., dated as of November 13, 2000 (filed herewith)

99 Agreement to file this Schedule 13D, dated November __, 2000 (filed herewith).



                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: November 29, 2000                     /s/ Thomas H. Sullivan
                                            -----------------------------
                                            Thomas H. Sullivan



Date: November 29, 2000                     /s/ Gerald T. Vento
                                            -----------------------------
                                            Gerald T. Vento

                             Page 80 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               TELECORP INVESTMENT CORP., L.L.C.




Date:  November __, 2000                       By: /s/ Thomas H. Sullivan
                                                   ----------------------------
                                               Name: Thomas H. Sullivan
                                               Title: Manager

                             Page 81 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TELECORP INVESTMENT CORP. II,  L.L.C.



Date: November __, 2000                   By: /s/ Thomas H. Sullivan
                                              -----------------------------
                                          Name: Thomas H. Sullivan
                                          Title: Manager


                             Page 82 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        PRIVATE EQUITY INVESTORS III, L.P.

                                        By: Rohit M. Desai Associates III, LLC,
                                            its general partner

Date: November __, 2000
                                        By: /s/ Rohit M. Desai
                                            ---------------------------------
                                        Name: Rohit M. Desai
                                        Title: Managing Member

                                        EQUITY-LINKED INVESTORS-II

                                        By: Rohit M. Desai Associates-II, its
                                            general partner
Date: November __, 2000

                                        By: /s/ Rohit M. Desai
                                            ---------------------------------
                                        Name: Rohit M. Desai
                                        Title: Managing Member

Date: November __, 2000                 ROHIT M. DESAI ASSOCIATES III, LLC


                                        By: /s/ Rohit M. Desai
                                            ---------------------------------
                                        Name: Rohit M. Desai
                                        Title: Managing Member

Date: November __, 2000                 ROHIT M. DESAI ASSOCIATES-II, L.P.


                                        By: /s/ Rohit M. Desai
                                            ---------------------------------
                                        Name: Rohit M. Desai
                                        Title: Managing Member


Date: November ___, 2000                /s/ Rohit Desai
                                        ---------------------------------
                                        Rohit Desai

                             Page 83 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          HCP CAPITAL FUND, L.P.
                                          By: James M. Hoak & Co, its general
                                              partner


                                          By: /s/ James Hoak
                                              -------------------------------
Date: November __, 2000                   Name: James Hoak
                                          Title: Chairman

                                          HOAK COMMUNICATIONS PARTNERS, L.P.
                                          By: HCP Investments, L.P., its general
                                              partner
                                          By: Hoak Partners, LLC, its general
                                              partner


                                          By: /s/ James Hoak
                                              -------------------------------
Date: November __, 2000                   Name: James Hoak
                                          Title: Manager


Date: November __, 2000                   JAMES M. HOAK & CO.


                                          By: /s/ James Hoak
                                              -------------------------------
                                          Name: James Hoak
                                          Title: Chairman

Date: November __, 2000                   HCP INVESTMENTS, L.P.
                                          By: Hoak Partners, LLC, its general
                                              partner


                                          By: /s/ James Hoak
                                              -------------------------------
                                          Name: James Hoak
                                          Title: Manager

Date: November __, 2000                   HOAK PARTNERS, LLC


                                          By: /s/ James Hoak
                                              ------------------------------
                                          Name: James Hoak
                                          Title: Manager

                             Page 84 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November __, 2000                         /s/ James Hoak
                                                ------------------------------
                                                James Hoak


Date: November __, 2000                         /s/ Thomas Harrison
                                                ------------------------------
                                                Thomas Harrison


Date: November __, 2000                         /s/ Frederick Pickering
                                                ------------------------------
                                                Frederick Pickering

                             Page 85 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             MEDIA/COMMUNICATIONS PARTNERS
                                             III LIMITED PARTNERSHIP

                                             By: M/C III, LLC

                                             By: /s/ James Wade
                                                 -----------------------------
Date: November __, 2000                      Name: James Wade
                                             Title: Authorized Officer

                                             MEDIA/COMMUNICATIONS INVESTORS
                                             LIMITED PARTNERSHIP


Date: November __, 2000
                                             By: /s/ James Wade
                                                 -----------------------------
                                             Name: James Wade
                                             Title: Authorized Officer

                                             M/C III, LLC


Date: November __, 2000                      By: /s/ James Wade
                                                 ----------------------------
                                             Name: James Wade
                                             Title: Authorized Officer

Date: November __, 2000                      /s/ James Wade
                                             --------------------------------
                                             James Wade

                             Page 86 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: November __, 2000                     /s/ David Croll
                                            ------------------------------------
                                            David Croll


Date: November __, 2000                     /s/ Stephen Gormly
                                            ------------------------------------
                                            Stephen Gormly

Date: November __, 2000                     /s/ Christopher Gaffney
                                            ------------------------------------
                                            Christopher Gaffney

Date: November __, 2000                     /s/ John Hayes
                                            ------------------------------------
                                            John Hayes

Date: November __, 2000                     /s/ Peter Claudy
                                            ------------------------------------
                                            Peter Claudy

                             Page 87 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  TORONTO DOMINION INVESTMENTS,
                                                  INC.


                                                  By: /s/ Martha L. Gariepy
Date: November __, 2000                               --------------------------
                                                  Name: Martha L. Gariepy
                                                  Title: Vice President

                             Page 88 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        NORTHWOOD VENTURES LLC




Date: November __, 2000                 By: /s/ Peter Schiff
                                            --------------------------------
                                        Name: Peter Schiff
                                        Title: Authorized Person

                                        NORTHWOOD CAPITAL PARTNERS LLC



Date: November __, 2000                 By: /s/ Peter Schiff
                                            --------------------------------
                                        Name: Peter Schiff
                                        Title: Authorized Person

                                        /s/ Peter Schiff
Date: November __, 2000                 ------------------------------------
                                        Peter Schiff

Date: November __, 2000                 /s/ Henry Wilson
                                        ------------------------------------
                                        Henry Wilson

                             Page 89 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   ONELIBERTY FUND III, L.P.

                                   By: OneLiberty Partners III, LP, its general
                                       partner


Date: November __, 2000            By: /s/ Edwin M. Kania, Jr.
                                       ---------------------------------------
                                   Name: Edwin M. Kania, Jr.
                                   Title: General Partner

                                   ONELIBERTY FUND IV, L.P.

                                   By: OneLiberty Partners IV, LLC, its general
                                       partner


Date: November __, 2000            By: /s/ Edwin M. Kania
                                       --------------------------------------
                                   Name: Edwin M. Kania
                                   Title: Managing Member


                                   ONELIBERTY ADVISORS FUND IV, L.P.


Date: November __, 2000            By: OneLiberty Partners IV, LLC, its general
                                       partner


                                   By: /s/ Edwin M. Kania
                                       --------------------------------------
                                   Name: Edwin M. Kania
                                   Title: Managing Member

                                   ONELIBERTY PARTNERS III, LP



Date: November __, 2000            By: /s/ Edwin M. Kania, Jr.
                                       --------------------------------------
                                   Name: Edwin M. Kania, Jr.
                                   Title: General Partner

                             Page 90 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             ONELIBERTY PARTNERS IV, LLC


                                             By: /s/ Edwin M. Kania
                                                 -------------------------------
                                             Name: Edwin M. Kania
Date: November __, 2000                      Title: Managing Member

Date: November __, 2000                      /s/ Edwin M. Kania
                                             -----------------------------------
                                             Edwin M. Kania

Date: November __, 2000                      /s/ Steve Ricci
                                             -----------------------------------
                                             Steve Ricci

                             Page 91 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             WIRELESS 2000, INC.


Date: November __, 2000                      By: /s/ Joan S. Ducote
                                                 -------------------------------
                                             Name:  Joan S. Ducote
                                             Title: President

                             Page 92 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        GILDE INTERNATIONAL B.V.






Date: November 29, 2000                 By:       /s/ Steve Ricci
                                            ----------------------------------
                                        Name:  Steve Ricci
                                        Title: Authorized Person

                             Page 93 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         CB CAPITAL INVESTORS, LLC
                                         By: Chase Capital Partners, its manager


Date: November 29, 2000                  By:    /s/ Michael R. Hannon
                                             --------------------------------
                                         Name:  Michael R. Hannon
                                         Title: General Partner

                             Page 94 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  J.H. WHITNEY III, L.P.
                                  By: J.H. Whitney Equity Partners III, L.L.C., its general partner

Date: November 29, 2000
                                  By:     /s/ Daniel J. O'Brien
                                    --------------------------------------
                                  Name:   Daniel J. O'Brien
                                  Title:  Managing Member


                                  WHITNEY EQUITY PARTNERS, L.P.
                                  By: J.H. Whitney Equity Partners, L.L.C., its general partner

Date: November 29, 2000
                                  By:      /s/ Daniel J. O'Brien
                                    ---------------------------------------
                                  Name:    Daniel J. O'Brien
                                  Title:   Managing Member


                                  WHITNEY STRATEGIC PARTNERS III, L.P.
                                  By: J.H. Whitney Equity Partners III, L.L.C., its general partner

Date: November 29, 2000

                                  By:      /s/ Daniel J. O'Brien
                                    ---------------------------------------
                                  Name:    Daniel J. O'Brien
                                  Title:   Managing Member

                             Page 95 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        CONSECO, INC.


November 29, 2000                      By:     /s/ James S. Adams
                                         ------------------------------------
                                        Name:  James S. Adams
                                        Title: Senior Vice President, Chief
                                               Accounting Officer and Treasurer

                                        CIHC, INCORPORATED



Date: November 29, 2000                 By:    /s/ William T. Devanney, Jr.
                                          -----------------------------------
                                        Name:  William T. Devanney, Jr.
                                        Title: Senior Vice President,
                                               Corporate Taxes

                             Page 96 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             TRILLIUM PCS, LLC


Date: November 29, 2000                      By:     /s/ William M. Mounger, II
                                               -------------------------------
                                             Name:   William M. Mounger, II
                                             Title:  Manager




                                             /s/ William M. Mounger, II
Date:  November 29, 2000                     -----------------------------------
                                             William M. Mounger, II

                             Page 97 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        DRESDNER KLEINWORT BENSON
                                        PRIVATE EQUITY PARTNERS LP


Date: November 29, 2000                 By:  Dresdner Kleinwort Benson Private
                                        Equity LLC,
                                        its general partner



                                        By:    /s/ Alexander P. Coleman
                                               ---------------------------
                                        Name:  Alexander P. Coleman
                                        Title: Authorized Person

                             Page 98 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        TRIUNE PCS, LLC


                                        By: Oak Tree, LLC, Manager

                                        By: Triune Private Equity, LLC, Manager


Date: November 29, 2000                 By:     /s/ Kevin Sheperd
                                          -----------------------------------
                                        Name:   Kevin Shepherd
                                        Title:  Co-Manager


Date: November 29, 2000                 /s/ Kevin Shepherd
                                        ----------------------------------------
                                        Kevin Shepherd

                             Page 99 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           J.G. FUNDING, LLC

                                           By:  Chrysalis Ventures, LLC, Manager

                                           By:     /s/ David A. Jones, Jr.
                                                -----------------------------
Date: November 29, 2000                    Name:   David A. Jones, Jr.
                                           Title:  Manager


Date: November 29, 2000                   /s/ David Jones
                                           -----------------------------------
                                           David Jones

                             Page 100 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                SAUNDERS CAPITAL GROUP, LLC


                                                By: /s/ Robert S. Saunders
                                                --------------------------
Date:  November 29, 2000                        Name: Robert S. Saunders
                                                Title: Manager




Date:  November 29, 2000                        /s/ Robert Saunders
                                                ------------------------------
                                                Robert Saunders

                             Page 101 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 MON-CRE WIRELESS, INC.


Date: November 29, 2000                          By: /s/ G.L. McGee
                                                 ------------------
                                                 Name: G.L. McGee
                                                 Title: General Manager

                             Page 102 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  RAGLAND WIRELESS, INC.


Date: November 29, 2000                           By: /s/ Stanley Bean
                                                  --------------------
                                                  Name: Stanley Bean
                                                  Title: Director

                             Page 103 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             CABLEVISION SERVICES, INC.


Date: November 29, 2000                      By: /s/ Jeffrey T. Smith
                                             ------------------------
                                             Name: Jeffrey T. Smith
                                             Title: Vice President

                             Page 104 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             HAYNEVILLE WIRELESS, INC.


Date: November 29, 2000                      By: /s/ Penelope Poitevint
                                             --------------------------
                                             Name: Penelope Poitevint
                                             Title: President

                             Page 105 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              MOUNDVILLE COMMUNICATIONS, INC.


Date: November 29, 2000                       By: /s/ Larry P. Taylor
                                              -----------------------
                                              Name: Larry P. Taylor
                                              Title: President

                             Page 106 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                             /s/ James E. Campbell
                                             ---------------------------------
Date: November __, 2000                      JAMES E. CAMPBELL
                                             INDIVIDUALLY AND AS BENEFICIAL
                                             OWNER OF THE TELECORP PCS, INC.
                                             (F/K/A TELECORP-TRITEL HOLDING
                                             COMPANY) SHARES HELD FOR MY
                                             ACCOUNT BY SOUTH TRUST BANK, N.A.
                                             IN AN INDIVIDUAL RETIREMENT
                                             ACCOUNT

                             Page 107 of 122 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  /s/ E.B. Martin, Jr.
                                                  ------------------------------
Date: November __, 2000                           E.B. Martin, Jr.

                             Page 108 of 122 pages

                                                                      Schedule 1
                                                                      ----------

    Information for Reporting Persons and General Partners, Members and/or
    ----------------------------------------------------------------------
             DIRECTORS AND EXECUTIVE OFFICERS OF REPORTING PERSONS
             -----------------------------------------------------

     The following table sets forth the name, business address, state of formation or citizenship and present principal occupation or principal business of (i) certain Reporting Persons not disclosed in Item 5, (ii) each general partner and/or manager of each Reporting Person not previously listed on a cover sheet to this Schedule 13D and (ii) each director and executive officer of any Reporting Person or any general partners or manager of any Reporting Person which is a corporation, which are not previously listed on a cover sheet to this
Schedule 13D, except that the general partners, managers, directors and/or executive officers relating to CB Capital Investors, L.P. and AT&T Wireless are set forth in Item 5 and Schedules 5-A, 5-B and 5-C to this Schedule 13D. The beneficial ownership of each Reporting Person is listed on its respective cover page. For all other persons or entities listed, the number of shares with respect to which such person or entity has sole voting power, shared voting power and beneficially owns is none and each person disclaims beneficial ownership of all shares held by any Reporting Person.

------------------------------------------------------------------------------------------------------------------------------------
    Name                 Reporting Person or                 Address              State of Formation or   Principal Occupation or
                      Relationship to Reporting                                        Citizenship           Principal Business
                               Person
------------------------------------------------------------------------------------------------------------------------------------
 Eric Van Den         President and Director of         c/o Hoak Capital Corporation    United States      President and Director of
 Branden              James M. Hoak & Co.               One Galleria Tower                                 James M. Hoak & Co.
                                                        13355 Noel Road, Suite 1050
                                                        Dallas, Texas 75240
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 TORONTO DOMINION     REPORTING PERSON                  909 Fannin, Suite 1700          Delaware           Investment Entity
 INVESTMENTS, INC.                                      Houston, TX 77010

------------------------------------------------------------------------------------------------------------------------------------
 Martha L. Gariepy    Vice President and                909 Fannin, Suite 1700          United States      Vice President and
                      Director of Toronto               Houston, TX 77010                                  Director of Toronto
                      Dominion Investments,                                                                Dominion Investments,
                      Inc.                                                                                 Inc.
------------------------------------------------------------------------------------------------------------------------------------
 Carole A. Clause     President and Director of         909 Fannin, Suite 1700          United States      Officer of Toronto
                      Toronto Dominion                  Houston, TX 77010                                  Dominion Bank
                      Investments, Inc.
------------------------------------------------------------------------------------------------------------------------------------

                             Page 109 of 122 pages

------------------------------------------------------------------------------------------------------------------------------------
    Name                 Reporting Person or                 Address              State of Formation or   Principal Occupation or
                      Relationship to Reporting                                        Citizenship           Principal Business
                               Person
------------------------------------------------------------------------------------------------------------------------------------
 V.J. Huebner         Vice President and Director of    31 West 52/nd/ Street           Canada             Officer of Toronto
                      Toronto Dominion Investments,     New York, New York                                 Dominion Bank
                      Inc.                              10019
------------------------------------------------------------------------------------------------------------------------------------
Mark Healy            Director of Toronto Dominion      31 West 52/nd/ Street           United States      Officer of Toronto
                      Investments, Inc.                 New York, New York                                 Dominion Bank
                                                        10019
------------------------------------------------------------------------------------------------------------------------------------
G. A. Paris           Chairman and Director of          31 West 52/nd/ Street           United States      Officer of Toronto
                      Toronto Dominion Investments,     New York, New York                                 Dominion Bank
                      Inc.                              10019
------------------------------------------------------------------------------------------------------------------------------------
T.R. Spencer          Director of Toronto Dominion      55 King Street W. and Bay       Canada             Officer of Toronto
                      Investments, Inc.                 Street Toronto, Ontario,                           Dominion Bank
                                                        Canada M5K1A2
------------------------------------------------------------------------------------------------------------------------------------
R.F. MacLellan        Director of Toronto Dominion      55 King Street W. and Bay       Canada             Officer of Toronto
                      Investments, Inc.                 Street Toronto, Ontario,                           Dominion Bank
                                                        Canada M5K1A2
------------------------------------------------------------------------------------------------------------------------------------
Idon Biron            Director of Toronto Dominion      55 King Street W. and Bay       Canada             Officer of Toronto
                      Investments, Inc.                 Street Toronto, Ontario,                           Dominion Bank
                                                        Canada M5K1A2
------------------------------------------------------------------------------------------------------------------------------------
Warren Finlay         Vice President and Director of    909 Fannin, Suite 1700          United States      Officer of Toronto
                      Toronto Dominion Investments,     Houston, TX 77010                                  Dominion Bank
                      Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
WIRELESS 2000, INC.   REPORTING PERSON                  c/o Joan Ducote                 Louisiana          Holds stock in TeleCorp
                                                        Ducote & Company
                                                        219 North Washington Street
                                                        P.O. Box 337
                                                        Marksville, LA 71361
------------------------------------------------------------------------------------------------------------------------------------

                             Page 110 of 122 pages

----------------------------------------------------------------------------------------------------------------------------------
       Name          Reporting Person or                Address            State of Formation or        Principal Occupation or
                  Relationship to Reporting                                    Citizenship                Principal Business
                         Person
----------------------------------------------------------------------------------------------------------------------------------
Joan Ducote     President and Director of        c/o Joan Ducote                United States     Partner of Ducote & Company, CPA
                Wireless, 2000                   Ducote & Company
                                                 219 North Washington Street
                                                 P.O. Box 337
                                                 Marksville, LA 71361
----------------------------------------------------------------------------------------------------------------------------------
Nancy Burris    Vice President and Director     c/o Joan Ducote                 United States     Vice President and Director of
                of Wireless 2000, Inc.          Ducote & Company                                  Wireless 2000, Inc.; President
                                                219 North Washington Street                       of Burris & Associates, Inc.
                                                P.O. Box 337
                                                Marksville, LA 71361
----------------------------------------------------------------------------------------------------------------------------------
Glenn Goudeau   Vice President and Director of  c/o Joan Ducote                 United States     Vice President and Director of
                Wireless 2000, Inc.             Ducote & Company                                  Wireless 2000, Inc.; President
                                                219 North Washington Street                       of Goudeau, Inc.
                                                P.O. Box 337
                                                Marksville, LA 71361
----------------------------------------------------------------------------------------------------------------------------------
Janet Sanchez   Secretary of Wireless, 2000     c/o Joan Ducote                 United States     Secretary of Wireless 2000,
                                                Ducote & Company                                  Inc.; Secretary Treasurer of S.
                                                219 North Washington Street                       Frank Sanchez, APOC
                                                P.O. Box 337
                                                Marksville, LA 71361
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Gilde           REPORTING PERSON                c/o Great Hill Partners         Delaware          Investment vehicle
International                                   One Liberty Square, 5/th/ Floor
B.V.                                            Boston, MA 02109
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Cablevision,    REPORTING PERSON                1701 Cogswell Avenue            Alabama           Provides cable television
Inc.                                            Pell City, AL 35125                               service.

------------------------------------------------------------------------------------------------------------------------------------
Arthur M.       President and Director of       c/o Cablevision, Inc.           United States     President and Director of Smith
Smith           Cablevision, Inc.               1701 Cogswell Avenue                              Cablevision, Inc.
                                                Pell City, AL 35125
------------------------------------------------------------------------------------------------------------------------------------

                             Page 111 of 122 pages

------------------------------------------------------------------------------------------------------------------------------------
  Name                      Reporting Person or                  Address       State of Formation          Principal
                        Relationship to Reporting                               or Citizenship          Principal Business
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey T. Smith        Vice President and Director     c/o Cablevision, Inc.       United States     Vice President and
                        of Cablevision, Inc.            1701 Cogswell Avenue                          Director of
                                                        Pell City, AL 35125                           Cablevision, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Jacqueline I. Smith     Secretary and Director of       c/o Cablevision, Inc.       United States     Secretary and
                        Cablevision, Inc.                                                             Director of
                                                                                                      Cablevision, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Hayneville, Inc.        REPORTING PERSON                P. O. Box 175               Alabama           Provides local telephone,
                                                        Hayneville, AL 36040                          long distance connection and
                                                                                                      internet service.
------------------------------------------------------------------------------------------------------------------------------------
Penelope P. Poitevint   President and Director of       c/o Hayneville, Inc.        United States     President and Director
                        Hayneville, Inc.                P. O. Box 175                                 of Hayneville, Inc.
                                                        Hayneville, AL 36040
------------------------------------------------------------------------------------------------------------------------------------
Howard S. Powell, II    Director of Hayneville, Inc.    c/o Hayneville, Inc.        United States     Director of Hayneville,
                                                        P. O. Box 175                                 Inc.
                                                        Hayneville, AL 36040
------------------------------------------------------------------------------------------------------------------------------------
Herbert W. Powell       Director of Hayneville, Inc.    c/o Hayneville, Inc.        United States     Director of Hayneville, Inc.
                                                        P. O. Box 175
                                                        Hayneville, AL 36040
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Ragland Wireless, Inc.  REPORTING PERSON                P. O. Box 577               Alabama           Telecommunications
                                                        630 Main Street
                                                        Ragland, AL 35131
------------------------------------------------------------------------------------------------------------------------------------
Peggy A. Dickenson      President and Director of       c/o Ragland Wireless, Inc.  United States     President and Director of
                        Ragland Wireless, Inc.          P. O. Box 577                                 Ragland Wireless, Inc.
                                                        630 Main Street
                                                        Ragland, AL 35131
------------------------------------------------------------------------------------------------------------------------------------

                             Page 112 of pages 122

------------------------------------------------------------------------------------------------------------------------------------
  Name                      Reporting Person or           Address                  State of Formation  Principal Occupation or
                        Relationship to Reporting                                    Citizenship       Principal Business
                               Person
------------------------------------------------------------------------------------------------------------------------------------
Stanley Bean            Secretary, Treasurer and       C/o Ragland Wireless, Inc.   United States     Secretary, Treasurer and
                        Director of Ragland            P.O. Box 577                                   Director of Ragland
                        Wireless, Inc.                 630 Main Street                                Wireless, Inc.
                                                       Ragland, AL 35131
------------------------------------------------------------------------------------------------------------------------------------
Stephanie Jackson       Director of Ragland            C/o Ragland Wireless, Inc.   United States     Director of Ragland,
                        Wireless, Inc.                 P.O.  Box 577                                  Wireless, Inc.
                                                       630 Main Street
                                                       Ragland, AL 35131
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Moundville              REPORTING PERSON               P.O. Box 587                 Alabama           Provides local exchange
Communications,                                        Moundville, AL 35474                           telephone service.
Inc.
------------------------------------------------------------------------------------------------------------------------------------
Larry P. Taylor         President and director of      c/o Moundville               United States     President and director of
                        Moundville                     Communications, Inc.                           Moundville
                        Communications, Inc.           P.O. Box 587                                   Communications, Inc.
                                                       Moundville, AL 35474
------------------------------------------------------------------------------------------------------------------------------------
Richard Scott Taylor    Vice President and             c/o Moundville               United States     Vice President and
                        Director of Moundville         Communications, Inc.                           Director of Moundville
                        Communications, Inc.           P.O. Box 587                                   Communications, Inc.
                                                       Moundville, AL 35474
------------------------------------------------------------------------------------------------------------------------------------
Patricia C. Taylor      Secretary, Treasurer and       c/o Moundville               United States    Secretary, Treasurer and
                        Director of Moundville         Communications, Inc.                          Director of Moundville
                        Communications, Inc.           P.O. Box 587                                  Communications, Inc.
                                                       Moundville, AL 35474
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Mon-Cre Wireless,       REPORTING PERSON               P.O. Box 152                 Alabama          Telecommunications
Inc.                                                   Ramer, AL 36069

------------------------------------------------------------------------------------------------------------------------------------
J.D. Kirkland           Member of the Board of         Mon-Cre Wireless, Inc.       United States    Member of the Board of
                        Directors of Mon-Cre Wireless, P.O. Box 152                                  Directors of Mon-Cre
                        Inc.                           Ramer, AL 36069                               Wireless, Inc.
------------------------------------------------------------------------------------------------------------------------------------

                             Page 113 of 122 pages

------------------------------------------------------------------------------------------------------------------------------------
  Name                      Reporting Person or           Address                  State of Formation      Principal Occupation or
                        Relationship to Reporting                                    Citizenship             Principal Business
                               Person
------------------------------------------------------------------------------------------------------------------------------------
Sherry Boyd             Secretary and Member of the       Mon-Cre Wireless, Inc.       United States       Secretary and Member of
                        Board of Directors of Mon-Cre     P. O. Box 152                                    the Board of Directors
                        Wireless, Inc.                    Ramer, AL  36069                                 of Mon-Cre Wireless, Inc.
------------------------------------------------------------------------------------------------------------------------------------
John Faircloth          President and Member of the       Mon-Cre Wireless, Inc.       United States       President and Member of
                        Board of Directors Mon-Cre        P. O. Box 152                                    the Board of Directors
                        Wireless, Inc.                    Ramer, AL  36069                                 of Mon-Cre Wireless, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Jackie Wingard          Member of the Board of            Mon-Cre Wireless, Inc.       United States
                        Directors of Mon-Cre Wireless,    P. O. Box 152
                        Inc.                              Ramer, AL  36069
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

James E. Campbell       REPORTING PERSON                  304 Gatsby Drive             United States       Regional Vice President
                                                          Montgomery, AL 36106                             of Tritell
                                                                                                           Communications, Inc.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Conseco, Inc.           REPORTING PERSON                  11825 N. Pennsylvania St.    Indiana             Insurance and finance
                                                          Carmel, Indiana  46032
------------------------------------------------------------------------------------------------------------------------------------
Gary C. Wendt           Chairman and Chief Executive      c/o Conseco, Inc.            United States       Chairman and Chief
                        Officer of Conseco, Inc.          11825 N. Pennsylvania St.                        Executive Officer of
                                                          Carmel, Indiana  46032                           Conseco, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Lawrence M. Coss        Director of Conseco, Inc.         c/o Conseco, Inc.            United States       Private Investor
                                                          11825 N. Pennsylvania St.
                                                          Carmel, Indiana  46032
------------------------------------------------------------------------------------------------------------------------------------
David R. Decatur        Director of Conseco, Inc.         c/o Conseco, Inc.            United States       President and Director of
                                                          11825 N. Pennsylvania St.                        Decatur Medical Center
                                                          Carmel, Indiana  46032
------------------------------------------------------------------------------------------------------------------------------------
David V. Harkins        Director of Conseco, Inc.         c/o Conseco, Inc.            United States       President of Thomas H.
                                                          11825 N. Pennsylvania St.                        Lee Partners and
                                                          Carmel, Indiana  46032                           managing Director of
                                                                                                           Thomas H. Lee Company
------------------------------------------------------------------------------------------------------------------------------------

                             Page 114 of 122 pages

------------------------------------------------------------------------------------------------------------------------------------
     Name               Reporting Person or                Address                 State of Formation or   Principal Occupaton or
                      Relationship to Reporting                                         Citizenship         Principal Business
                              Person
------------------------------------------------------------------------------------------------------------------------------------
M. Phil Hathaway       Director of Conseco, Inc.       c/o Conseco, Inc.              United States       Retired
                                                       11825 N. Pennsylvania St.
                                                       Carmel, Indiana  46032
------------------------------------------------------------------------------------------------------------------------------------
James D. Massey        Director of Conseco, Inc.       c/o Conseco, Inc.              United States       Retired
                                                       11825 N. Pennsylvania St.
                                                       Carmel, Indiana  46032
------------------------------------------------------------------------------------------------------------------------------------
Dennis E. Murray, Sr.  Director of Conseco, Inc.       c/o Conseco, Inc.              United States       Partner of Murray &
                                                       11825 N. Pennsylvania St.                          Murray Co., L.P.A.
                                                       Carmel, Indiana  46032
------------------------------------------------------------------------------------------------------------------------------------
John M. Mutz           Director of Conseco, Inc.       c/o Conseco, Inc.              United States       Investor and Consultant
                                                       11825 N. Pennsylvania St.
                                                       Carmel, Indiana  46032
------------------------------------------------------------------------------------------------------------------------------------
Robert S. Nickoloff    Director of Conseco, Inc.       c/o Conseco, Inc.              United States       Chairman of KMN, Inc. and
                                                       11825 N. Pennsylvania St.                          General Counsel of Venturi
                                                       Carmel, Indiana  46032                             Group, LLC
------------------------------------------------------------------------------------------------------------------------------------
Thomas J. Kilian       President and Chief Operating   c/o Conseco, Inc.              United States       President and Chief
                       Officer of Conseco, Inc.        11825 N. Pennsylvania St.                          Operating Officer of
                                                       Carmel, Indiana  46032                             Conseco, Inc.
------------------------------------------------------------------------------------------------------------------------------------
David K. Herzog        Executive Vice President,       c/o Conseco, Inc.              United States       Executive Vice President,
                       General Counsel and Secretary   11825 N. Pennsylvania St.                          General Counsel and
                       of Conseco. Inc.                Carmel, Indiana  46032                             Secretary of Conseco, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Ngaire E. Cuneo        Executive Vice President,       c/o Conseco, Inc.              United States       Executive Vice President,
                       Corporate Development of        11825 N. Pennsylvania St.                          Corporate Development of
                       Conseco, Inc.                   Carmel, Indiana  46032                             Conseco, Inc.
------------------------------------------------------------------------------------------------------------------------------------
R. Mark Lubbers        Executive Vice President,       c/o Conseco, Inc.              United States       Executive Vice President,
                       External Relations of Conseco,  11825 N. Pennsylvania St.                          External Relations of
                       Inc.                            Carmel, Indiana  46032                             Conseco, Inc.
------------------------------------------------------------------------------------------------------------------------------------

                             Page 115 of 122 pages

------------------------------------------------------------------------------------------------------------------------------------
     Name               Reporting Person or                Address                 State of Formation or   Principal Occupation or
                      Relationship to Reporting                                         Citizenship         Principal Business
                              Person
------------------------------------------------------------------------------------------------------------------------------------
James S. Adams         Senior Vice President, Chief    c/o Conseco, Inc.              United States       Senior Vice President,
                       Accounting Officer and          11825 N. Pennsylvania St.                          Chief Accounting Officer
                       Treasurer of Conseco, Inc.      Carmel, Indiana  46032                             and Treasurer of Conseco,
                                                                                                          Inc.
------------------------------------------------------------------------------------------------------------------------------------
Edward M. Berube       Senior Vice President and       c/o Conseco, Inc.              United States       Senior Vice President and
                       President - Insurance Goup of   11825 N. Pennsylvania St.                          President - Insurance
                       Conseco, Inc.                   Carmel, Indiana  46032                             Goup of Conseco, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Maxwell E. Bublitz     Senior Vice President,          c/o Conseco, Inc.              United States       Senior Vice President,
                       Investments of Conseco, Inc.    11825 N. Pennsylvania St.                          Investments of Conseco,
                                                       Carmel, Indiana  46032                             Inc.
------------------------------------------------------------------------------------------------------------------------------------
Bruce A. Crittenden    Senior Vice President and       c/o Conseco, Inc.              United States       Senior Vice President and
                       President - Finance Group of    11825 N. Pennsylvania St.                          President - Finance Group
                       Conseco, Inc.                   Carmel, Indiana  46032                             of Conseco, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Thomas M. Hagerty      Director and Senior Vice        c/o Conseco, Inc.              United States       Director and Senior Vice
                       President and Acting Chief      11825 N. Pennsylvania St.                          President and Acting Chief
                       Financial Officer of Conseco,   Carmel, Indiana  46032                             Financial Officer of
                       Inc.                                                                               Conseco, Inc.; Managing
                                                                                                          Director of Thomas H. Lee
                                                                                                          Partners and Thomas H.
                                                                                                          Lee Company
------------------------------------------------------------------------------------------------------------------------------------
Tammy M. Hill          Senior Vice President, Investor c/o Conseco, Inc.              United States       Senior Vice President,
                       Relations of Conseco, Inc.      11825 N. Pennsylvania St.                          Investor Relations of
                                                       Carmel, Indiana  46032                             Conseco, Inc.
------------------------------------------------------------------------------------------------------------------------------------
James W. Rosensteele   Senior Vice President,          c/o Conseco, Inc.              United States       Senior Vice President,
                       Corporate Communications of     11825 N. Pennsylvania St.                          Corporate Communications
                       Conseco, Inc.                   Carmel, Indiana  46032                             of Conseco, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Karl W. Kindig         Assistant Secretary of Conseco, c/o Conseco, Inc.              United States       Assistant Secretary of
                       Inc.                            11825 N. Pennsylvania St.                          Conseco, Inc.
                                                       Carmel, Indiana  46032
------------------------------------------------------------------------------------------------------------------------------------

                             Page 116 of 122 pages

-----------------------------------------------------------------------------------------------------------------------------------
      Name               Reporting Person or                Address                State of Formation     Principal Occupation or
                      Relationship to Reporting                                      or Citizenship          Principal Business
                              Person
-----------------------------------------------------------------------------------------------------------------------------------
CIHC, Incorporated    REPORTING PERSON              11825 N. Pennsylvania St.      Delaware               Insurance and finance
                                                    Carmel, Indiana  46032

-----------------------------------------------------------------------------------------------------------------------------------
Mark A. Ferrucci      Director and President of     c/o CIHC, Incorporated         United States          Works at CT Corporation
                      CIHC, Incorporated            11825 N. Pennsylvania St.
                                                    Carmel, Indiana  46032

-----------------------------------------------------------------------------------------------------------------------------------
Thomas J. Kilian      Director of CIHC,             c/o CIHC, Incorporated         United States          President and Chief
                      Incorporated                  11825 N. Pennsylvania St.                             Operating Officer of
                                                    Carmel, Indiana  46032                                Conseco, Inc.

-----------------------------------------------------------------------------------------------------------------------------------
William T.            Senior Vice President,        c/o CIHC, Incorporated         United States          Senior Vice President,
Devanney, Jr.         Corporate Taxes of CIHC,      11825 N. Pennsylvania St.                             Corporate Taxes of CIHC,
                      Incorporated                  Carmel, Indiana  46032                                Incorporated

-----------------------------------------------------------------------------------------------------------------------------------
David A. Hill         Vice President and            c/o CIHC, Incorporated         United States          Vice President and
                      Assistant Secretary of        11825 N. Pennsylvania St.                             Assistant Secretary of
                      CIHC, Incorporated            Carmel, Indiana  46032                                CIHC, Incorporated

-----------------------------------------------------------------------------------------------------------------------------------
A.M. Horne            Secretary of CIHC,            c/o CIHC, Incorporated         United States          Works at CT Corporation
                      Incorporated                  11825 N. Pennsylvania St.
                                                    Carmel, Indiana  46032

-----------------------------------------------------------------------------------------------------------------------------------
Kim E. Lutthans       Treasurer of CIHC,            c/o CIHC, Incorporated         United States          Works at CT Corporation
                      Incorporated                  11825 N. Pennsylvania St.
                                                    Carmel, Indiana  46032

-----------------------------------------------------------------------------------------------------------------------------------

                             Page 117 of 122 pages

                                                                    Schedule 5-A
                                                                    ------------

CHASE CAPITAL CORPORATION EXECUTIVE OFFICERS AND DIRECTORS
----------------------------------------------------------

Executive Officers
------------------

Chief Executive Officer             William B. Harrison, Jr.*
President                           Jeffrey C. Walker**
Executive Vice President            Mitchell J. Blutt, M.D.**
Vice President & Secretary          Gregory Meredith*
Vice President and Treasurer        Elisa R. Stein**
Vice President                      Marcia Bateson**
Assistant Secretary                 Robert C. Carroll*
Assistant Secretary                 Anthony J. Horan*
Assistant Secretary                 Denise G. Connors*

Directors
----------

William B. Harrison, Jr.*
Jeffrey C. Walker**

* Principal occupation is employee and/or officer of Chase. Business address is c/o The Chase Manhattan Corporation, 270 Park Avenue, New York, New York 10017.

** Principal occupation is employee of Chase and/or general partner of Chase Capital Partners. Business address is c/o Chase Capital Partners, 1221 Avenue of the Americas - 40/th/ Floor, New York, NY 10020.

                                                                    Schedule 5-B
                                                                    ------------

                        THE CHASE MANHATTAN CORPORATION
                           THE CHASE MANHATTAN BANK

                              Executive Officers
                              ------------------

        William B. Harrison Jr., Chairman and Chief Executive Officer*
                         Geoffrey Boisi, Vice Chairman
                      Donald L. Boudreau, Vice Chairman*
                        David A. Coulter, Vice Chairman
                     Dina Dublon, Chief Financial Officer
                 John J. Farrell, Director of Human Resources*
    Frederick W. Hill, Director of Corporate Marketing and Communications*
                       Donald H. Layton, Vice Chairman*
                       James B. Lee Jr., Vice Chairman*
                     William H. McDavid, General Counsel*
                  Denis J. O'Leary, Executive Vice President*
                          Joseph Scalafni, Controller
                        Marc J. Shapiro, Vice Chairman*
                    Robert S. Strong, Chief Credit Officer
                     Jeffrey C. Walker, Managing Partner**

                                 Directors***

--------------------------------------------------------------------------------
NAME                            PRINCIPAL OCCUPATION OR EMPLOYMENT; BUSINESS OR
                                RESIDENCE ADDRESS
--------------------------------------------------------------------------------
Hans W. Becherer                Retired Chairman of the Board
                                Chief Executive Officer
                                Deere & Company
                                One John Deere Place Moline, IL 61265
--------------------------------------------------------------------------------
Frank A. Bennack, Jr.           President and Chief Executive Officer
                                The Hearst Corporation
                                959 Eighth Avenue New York, New York 10019
--------------------------------------------------------------------------------
Susan V. Berresford             President
                                The Ford Foundation
                                320 E. 43rd Street New York, New York 10017
--------------------------------------------------------------------------------

* Principal occupation is executive officer and/or employee of The Chase Manhattan Bank. Business address is c/o The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017. Each executive officer of Chase is a U.S. citizen.

** Principal occupation is employee of Chase and/or general partner of Chase Capital Partners. Business address is c/o Chase Capital Partners, 1221 Avenue of the Americas - 40/th/ Floor, New York, New York 10020.

*** Each of the persons named below is a citizen of the United States of America.

                                                          Schedule 5-B Continued
                                                          ----------------------

--------------------------------------------------------------------------------
NAME                            PRINCIPAL OCCUPATION OR EMPLOYMENT; BUSINESS OR
                                RESIDENCE ADDRESS
--------------------------------------------------------------------------------
M. Anthony Burns                Chairman of the Board
                                Ryder System, Inc.
                                3600 N.W.
                                82nd Avenue
                                Miami, Florida 33166
--------------------------------------------------------------------------------
H. Laurence Fuller              Retired Co-Chairman
                                BP Amoco p.l.c.
                                1111 Warrenville Road, Suite 25
                                Chicago, Illinois 60563
--------------------------------------------------------------------------------
Melvin R. Goodes                Retired Chairman of the Board and CEO
                                Warner-Lambert Company
                                201 Tabor Road
                                Morris Plains, NJ 07950
--------------------------------------------------------------------------------
William H. Gray, III            President and Chief Executive Officer
                                The College Fund/UNCF
                                9860 Willow Oaks Corporate Drive
                                P.O. Box 10444
                                Fairfax, Virginia 22031
--------------------------------------------------------------------------------
William B. Harrison, Jr.        Chairman and Chief Executive Officer
                                The Chase Manhattan Corporation
                                270 Park Avenue, 8th Floor New York
                                New York 10017-2070
--------------------------------------------------------------------------------
Harold S. Hook                  Retired Chairman and Chief Executive Officer
                                American General Corporation 2929 Allen Parkway
                                Houston, Texas 77019
--------------------------------------------------------------------------------
Helene L. Kaplan                Of Counsel
                                Skadden, Arps, Slate, Meagher & Flom LLP
                                919 Third Avenue - Room 29-72
                                New York, New York 10022
--------------------------------------------------------------------------------
Henry B. Schacht                Director and Senior Advisor
                                Warburg, Pincus and Chairman and CEO of Lucent
                                Technologies
                                466 Lexington Avenue, 10th Floor
                                New York, New York 10017 and Chairman and CEO
                                of Lucent Technologies
--------------------------------------------------------------------------------

                                                          Schedule 5-B Continued
                                                          ----------------------

-----------------------------------------------------------------------------------------------------------
Name                                               Principal Occupation or Employment; Business or
                                                   Residence Address
-----------------------------------------------------------------------------------------------------------
Andrew C. Sigler                                   Retired - Chairman of the Board and Chief Executive
                                                   Officer Champion International Corporation
                                                   One Champion Plaza
                                                   Stamford, Connecticut 06921
-----------------------------------------------------------------------------------------------------------
John R. Stafford                                   Chairman, President and Chief Executive Officer
                                                   American Home Products Corporation
                                                   5 Giralda Farms Madison
                                                   New Jersey 07940
-----------------------------------------------------------------------------------------------------------
Marina v.N. Whitman                                Professor of Business Administration and Public Policy
                                                   The University of Michigan School of Public Policy 411
                                                   Lorch Hall
                                                   611 Tappan Street
                                                   Ann Arbor, MI 48109-1220
-----------------------------------------------------------------------------------------------------------

                                                                    Schedule 5-C
                                                                    ------------

       Reporting Persons who are Parties to the Stockholders' Agreement
       ----------------------------------------------------------------

1.  CB Capital Investors, LLC
2.  Private Equity Investors III, L.P.
3.  Equity-Linked Investors-II
4.  Hoak Communications Partners, L.P.
5.  HCP Capital Fund, L.P.
6.  J. H. Whitney III, L.P.
7.  Whitney Strategic Partners III, L.P.
8.  Whitney Equity Partners, L.P.
9.  Media/Communications Partners III Limited Partnership
10. Media/Communications Investors Limited Partnership
11. Northwood Capital Partners
12. Northwood Ventures
13. OneLiberty Fund III, L.P.
14. OneLiberty Fund IV, L.P.
15. OneLiberty Advisors Fund IV, L.P.
16. Gilde Investment Fund, B.V.
17. TeleCorp Investment Corp., L.L.C.
18. TeleCorp Investment Corp. II, L.L.C.
19. Toronto Dominion Investments, Inc.
20. Wireless 2000 LLC
21. Gerald T. Vento
22. Thomas H. Sullivan
23. Trillium PCS, LLC
24. Dresdner, Kleinwort Benson Private Equity Partners, LP
25. Triune PCS, LLC
26. J.G. Funding, LLC
27. Saunders Capital Group, LLC
28. Mon-Cre Wireless, Inc.
29. Ragland Wireless, Inc.
30. Cablevision Services, Inc.
31. Hayneville Wireless, Inc.
32. Moundville Communications, Inc.
33. James E. Campbell
34. William Mounger, II
35. E.B. Martin, Jr.
36. CIHC, Incorporated